Exhibit 99.1
Dollar Tree, Inc. Reports Results for the
Second Quarter Fiscal 2024

•Same-Store Net Sales: Dollar Tree +1.3%; Family Dollar -0.1%; Enterprise +0.7%
•Diluted Earnings per Share (EPS) of $0.62 and Adjusted Diluted EPS of $0.67
•Diluted and Adjusted Diluted EPS Includes $0.30 of Costs Related to General Liability Claims
•Fiscal 2024 Net Sales Outlook Range of $30.6 Billion to $30.9 Billion
•Fiscal 2024 Adjusted Diluted EPS Outlook Range of $5.20 to $5.60
•Revised Outlook Incorporates Second Quarter Results, More Conservative Sales Outlook, Incremental Conversion Costs For 99 Cents Only Stores, and Higher D&A

CHESAPEAKE, Va.--September 4, 2024--Dollar Tree, Inc. (NASDAQ: DLTR) today reported financial results for its second quarter ended August 3, 2024.

“We are encouraged by the continuous progress we are making in the transformation underway at Dollar Tree and Family Dollar, despite immense pressures from a challenging macro environment,” said Rick Dreiling, Chairman and Chief Executive Officer. “Customers are responding favorably to initiatives like our expanded multi-price offering and we are already seeing a meaningful sales lift at the 1,600 Dollar Tree stores that have been converted to our newest in-line multi-price format. With thousands of stores left to convert, we believe we are still in the very early innings of this rollout, with many years of runway left ahead of us.”

Chief Financial Officer Jeff Davis added, “Our adjusted EPS of $0.67 was $0.38 below the midpoint of our previous outlook range. While the vast majority of this variance was attributable to an adjustment of our general liability accrual, a portion was attributable to a comp shortfall which reflected the increasing effect of macro pressures on the purchasing behavior of Dollar Tree’s middle- and higher-income customers.”

Additional Business Highlights

•Opened 127 new Dollar Tree and 28 new Family Dollar stores
•Approximately 1,600 Dollar Tree stores have been converted to in-line multi-price format
•Generated $307 million of net cash provided by operating activities
•Repurchased 0.75 million shares for $90.8 million

Second Quarter 2024 Key Operating Results (unaudited)
(Compared to same period fiscal 2023)	Q2 Fiscal 2024	Change

Consolidated Net Sales	$7.37B	0.7%

Same-Store Net Sales Growth:
Dollar Tree Segment	1.3%
Family Dollar Segment	-0.1%
Enterprise	0.7%

Operating Income	$203.1M	-29.4%
Diluted EPS	$0.62	-31.9%

Adjusted Operating Income[1]	$218.1M	-24.2%
Adjusted Diluted EPS[1]	$0.67	-26.4%
[1]
Adjustments are for costs related to store closures, Family Dollar Strategic Review professional fees, and severance. See “Reconciliation of Non-GAAP Financial Measures” below for detailed schedules of these charges.

Second Quarter Results

Unless otherwise noted, all comparisons are to the prior year’s second quarter, ended July 29, 2023.

Consolidated net sales increased 0.7% to $7.37 billion. Enterprise same-store net sales increased 0.7%, driven by a 1.1% increase in traffic, offset by a 0.5% decrease in average ticket. Dollar Tree same-store net sales increased 1.3%, driven by a 1.4% increase in traffic, offset by a 0.1% decrease in average ticket. Family Dollar’s same-store net sales decreased 0.1%, driven by a 0.7% increase in traffic, offset by a 0.8% decrease in average ticket. Same-store net sales results for the Family Dollar segment do not include any stores that were closed during the second quarter as part of our previously announced portfolio optimization.

Gross profit increased 3.7% to $2.21 billion and gross margin expanded 80 basis points to 30.0%. Gross margin expansion was driven primarily by lower freight costs, partially offset by increased sales of higher cost consumable merchandise, higher occupancy costs in the Dollar Tree segment resulting from the loss of leverage from the low single-digit comparable store net sales increase, and higher distribution costs in the Family Dollar segment.

Selling, general and administrative expenses were 27.3% of total revenue, compared to 25.3%. The increase was driven primarily by unfavorable development of general liability claims, higher depreciation expense from store investments, temporary labor in the Dollar Tree segment to support our multi-price rollout, higher utilities costs, and loss of leverage from the low single-digit comparable store net sales increase. The increases were partially offset by lower incentive compensation costs.

On a non-GAAP basis, which excludes costs associated with store closings, costs associated with the strategic review, and severance, selling, general and administrative expenses were 27.1% of total revenue, compared to 25.3%.

Our general liability claims related to customer accidents and other incidents at our stores continue to develop unfavorably due to the rising cost to reimburse, settle, or litigate the claims. As a result, our actuarially determined liabilities were increased during the second quarter, contributing to incremental general liability claim expenses that adversely impacted our adjusted net income – relative to our earnings outlook provided on June 5, 2024 – by approximately $0.30 per share.

Operating income decreased 29.4% to $203.1 million and operating margin declined 110 basis points to 2.8%. On a non-GAAP basis, adjusted operating income decreased 24.2% to $218.1 million and adjusted operating margin declined 90 basis points to 3.0%.

The Company’s effective tax rate was unchanged at 24.0%. On a non-GAAP basis, the adjusted effective tax rate was 24.2% compared to 24.0%.

Net income was $132.4 million and diluted earnings per share was $0.62. On a non-GAAP basis, adjusted net income was $143.4 million and adjusted diluted EPS was $0.67.

The company repurchased 0.75 million shares for $90.8 million, including applicable excise tax.

Year-to-Date Results

Unless otherwise noted, all comparisons are between the 26 weeks ended August 3, 2024, and the 26 weeks ended July 29, 2023.

Consolidated net sales increased 2.5% to $15.00 billion. Enterprise same-store sales increased 0.8%. Dollar Tree same-store sales increased 1.5%, driven by a 2.1% increase in traffic, partially offset by a 0.6% decline in average ticket. Family Dollar’s same-store sales were flat and were comprised of a 0.8% increase in traffic along with a 0.8% decline in average ticket.

Gross profit increased 4.5% to $4.56 billion and gross margin expanded 60 basis points to 30.4%.

Selling, general and administrative expenses were 26.3% of total revenue, compared to 25.0%. On a non-GAAP basis, selling, general and administrative expenses were 26.1% of total revenue, compared to 24.8%.

Operating income decreased 11.8% to $623.7 million and operating income margin decreased 60 basis points to 4.2%. On a non-GAAP basis, operating income decreased 11.4% to $653.7 million and operating income margin decreased 60 basis points to 4.4%.

The Company’s effective tax rate was 24.2% compared to 24.0%. On a non-GAAP basis, the effective tax rate was 24.2% compared to 23.6%.

Net income was $432.5 million and diluted EPS was $2.00. On a non-GAAP basis, net income was $454.9 million and diluted EPS was $2.10.

The Company repurchased 3.28 million shares for $403.6 million, including applicable excise tax.

Strategic Alternatives Review Update

During the second quarter of fiscal 2024, we announced that we had initiated a formal review of strategic alternatives for the Family Dollar business segment, which could include among others, a potential sale, spin-off, or other disposition of the business. There is not a set deadline or definitive timetable for the completion of the strategic alternatives review process, and there can be no assurance that this process will result in any transaction or particular outcome.

Tornado Damage Update

On April 28, 2024, a tornado destroyed our Dollar Tree distribution center in Marietta, Oklahoma. Based on the significant damage sustained by the facility, the inventory contained in the facility and the facility itself are not salvageable. We incurred losses totaling $117.0 million in the first quarter of fiscal 2024, consisting of $70.0 million related to damaged inventory and $47.0 million related to property and equipment. These losses were fully offset by insurance receivables. As of August 3, 2024, we have received insurance proceeds totaling $70.8 million, including $45.0 million related to damaged inventory and $25.8 million related to damaged property and equipment. We expect that the remaining inventory losses and property and equipment losses will be fully offset by insurance recoveries under our distribution center insurance policies.

Portfolio Optimization Review

During the fourth quarter of fiscal 2023, we announced that we had initiated a comprehensive store portfolio optimization review which involved identifying stores for closure, relocation or re-bannering based on an evaluation of current market conditions and individual store performance, among other factors. As a result of the portfolio optimization review, we identified approximately 970 underperforming Family Dollar stores, including approximately 600 stores to be closed in the first half of fiscal 2024, and approximately 370 stores to be closed at the end of each store's current lease term. As of August 3, 2024, we have closed approximately 655 stores identified under the portfolio optimization review and expect to close an additional 45 during the remainder of fiscal 2024.

Fiscal 2024 Outlook

“We are updating our full-year outlook to reflect second quarter results, including the general liability charge, a more conservative sales outlook at Dollar Tree for the balance of the year, and incremental start-up costs associated with the conversion of our recently acquired portfolio of 99 Cents Only Stores leases,” Davis added.

The Company is adjusting its full-year fiscal 2024 consolidated net sales outlook range to $30.6 billion to $30.9 billion. The Company expects to deliver comparable store net sales growth in the low-single-digits for the enterprise and both the Dollar Tree and Family Dollar segments.

Adjusted diluted EPS is expected to range from $5.20 to $5.60.

The revised full-year fiscal 2024 EPS outlook reflects the Company’s second quarter 2024 results, the revised sales outlook, approximately $0.12 of incremental upfront costs associated with the acquisition and re-opening of the acquired 99 Cents Only Stores leases, and approximately $0.12 related to incremental depreciation and amortization expense resulting from higher project costs and cadence.

Third Quarter 2024 Outlook

The Company expects consolidated net sales for the third quarter will range from $7.4 billion to $7.6 billion, based on comparable store net sales growth in the low-single-digits for the enterprise and both the Dollar Tree and Family Dollar segments.

Adjusted diluted EPS for the third quarter 2024 is estimated to be in the range of $1.05 to $1.15.

The third quarter EPS outlook reflects the revised sales outlook, approximately $0.07 of incremental upfront costs associated with the acquisition and re-opening of the acquired 99 Cents Only Stores leases, and approximately $0.06 related to incremental depreciation and amortization expense resulting from higher project costs and cadence.

While share repurchases are not included in the outlook, the Company has approximately $952 million remaining under its $2.5 billion share repurchase authorization as of August 3, 2024.

Conference Call Information

On Wednesday, September 4, 2024, the Company will host a conference call to discuss its earnings results at 8:00 a.m. Eastern Time. The telephone number for the call is (877) 407-3943 or (201) 689-8855. A recorded version of the call will be available for seven days after the call and may be accessed by dialing (877) 660-6853 or (201) 612-7415. The access code is 13748388. A webcast of the call is also accessible through the Investor Relations portion of the Company’s website.

Supplemental financial information for the second quarter is available on the Investor Relations portion of the Company’s website, at https://corporate.dollartree.com/investors.

Dollar Tree, a Fortune 200 Company, operated more than 16,300 stores across 48 states and five Canadian provinces as of August 3, 2024. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

Use of Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). From time-to-time, the Company supplements the reporting of its financial information determined under GAAP with certain non-GAAP financial information. The non-GAAP financial measures we have disclosed include adjusted selling, general and administrative expenses; adjusted selling, general and administrative expense rate; adjusted operating income (loss); adjusted operating income (loss) margin; adjusted net income; adjusted diluted earnings per share; adjusted effective tax rate; and free cash flow.

Reconciliations of the non-GAAP financial measures to the corresponding amounts prepared in accordance with GAAP appears in the tables under the heading “Reconciliation of Non-GAAP Financial Measures” below. These tables provide additional information regarding the adjusted measures.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments or results and do not relate strictly to historical facts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements preceded by, followed by or including words such as: “believe”, “anticipate”, “expect”, “intend”, “plan”, “view”, “target” or “estimate”, “may”, “will”, “should”, “predict”, “possible”, “potential”, “continue”, “strategy”, and similar expressions. For example, our forward-looking statements include statements relating to our business and financial outlook for fiscal 2024, including without limitation our expectations regarding net sales, comparable store sales and adjusted diluted earnings per share for the third fiscal quarter and full fiscal year 2024, and various factors that are expected to impact our quarterly and annual results of operations for fiscal 2024; our plans and expectations regarding our business, including the impact of various initiatives, investments, and reviews on the company’s performance and prospects for long-term growth; our plans to close, relocate or re-banner stores as a result of our store portfolio optimization review; the impacts of tornado damage to our Dollar Tree distribution center in Marietta, Oklahoma, including expectations regarding inventory and property damage, related losses, the availability of insurance coverage and expected insurance recoveries, changes within our supply chain network and our customer shopping experience; and our other plans, objectives, expectations (financial and otherwise) and intentions, including our review of strategic alternatives at our Family Dollar segment. These statements are subject to risks and uncertainties. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 20, 2024, our Form 10-Q for the most recently ended fiscal quarter and other filings we make from time to time with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc.
Robert A. LaFleur, 757-991-5645
Senior Vice President, Investor Relations
www.DollarTree.com
DLTR-E

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	August 3, 2024	July 29, 2023	August 3, 2024	July 29, 2023
Revenues
Net sales	$7,372.7	$7,320.1	$14,999.1	$14,639.6
Other revenue	6.1	5.2	12.5	9.5
Total revenue	7,378.8	7,325.3	15,011.6	14,649.1
Expenses
Cost of sales	5,158.2	5,185.4	10,436.9	10,274.5
Selling, general and administrative expenses	2,017.5	1,852.1	3,951.0	3,667.1
Operating income	203.1	287.8	623.7	707.5
Interest expense, net	28.9	24.2	53.3	50.1
Other (income) expense, net	—	(0.1)	0.1	—
Income before income taxes	174.2	263.7	570.3	657.4
Provision for income taxes	41.8	63.3	137.8	158.0
Net income	$132.4	$200.4	$432.5	$499.4
Net earnings per share:
Basic	$0.62	$0.91	$2.00	$2.26
Weighted average number of shares	215.0	220.1	216.4	220.6

Diluted	$0.62	$0.91	$2.00	$2.26
Weighted average number of shares	215.2	220.5	216.7	221.1

Selling, general and administrative expense rate	27.3%	25.3%	26.3%	25.0%
Operating income margin	2.8%	3.9%	4.2%	4.8%
Income before income taxes as percentage of total revenue	2.4%	3.6%	3.8%	4.5%
Effective tax rate	24.0%	24.0%	24.2%	24.0%
Net income margin	1.8%	2.7%	2.9%	3.4%

The selling, general and administrative expense rate, operating income margin and net income margin are calculated by dividing the applicable amount by total revenue.

DOLLAR TREE, INC.
Segment Information
(In millions)
(Unaudited)

	13 Weeks Ended				26 Weeks Ended
	August 3, 2024		July 29, 2023		August 3, 2024		July 29, 2023
Net sales:
Dollar Tree	$4,065.5		$3,873.4		$8,231.1		$7,805.1
Family Dollar	3,307.2		3,446.7		6,768.0		6,834.5
Total net sales	$7,372.7		$7,320.1		$14,999.1		$14,639.6

Gross profit:
Dollar Tree	$1,391.3	34.2%	$1,293.3	33.4%	$2,867.8	34.8%	$2,681.9	34.4%
Family Dollar	823.2	24.9%	841.4	24.4%	1,694.4	25.0%	1,683.2	24.6%
Total gross profit	$2,214.5	30.0%	$2,134.7	29.2%	$4,562.2	30.4%	$4,365.1	29.8%

Operating income (loss):
Dollar Tree	$342.0	8.4%	$397.8	10.3%	$864.3	10.5%	$933.5	12.0%
Family Dollar	(14.6)	(0.4%)	11.8	0.3%	22.3	0.3%	20.6	0.3%
Corporate, support and other	(124.3)	(1.7%)	(121.8)	(1.7%)	(262.9)	(1.8%)	(246.6)	(1.7%)
Total operating income	$203.1	2.8%	$287.8	3.9%	$623.7	4.2%	$707.5	4.8%

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	August 3, 2024	February 3, 2024	July 29, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$570.3	$684.9	$512.7
Merchandise inventories	5,101.6	5,112.8	5,329.4
Other current assets	420.4	335.0	315.3
Total current assets	6,092.3	6,132.7	6,157.4

Restricted cash	74.1	72.3	70.1
Property, plant and equipment, net	6,533.1	6,144.1	5,359.2
Operating lease right-of-use assets	6,699.6	6,488.3	6,670.9
Goodwill	913.0	913.8	1,983.3
Trade name intangible asset	2,150.0	2,150.0	3,100.0
Deferred tax asset	7.5	9.0	13.1
Other assets	147.0	113.3	74.0
Total assets	$22,616.6	$22,023.5	$23,428.0
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$249.8	$—	$—
Current portion of long-term debt	1,000.0	—	—
Current portion of operating lease liabilities	1,536.5	1,513.0	1,478.6
Accounts payable	2,236.1	2,063.8	1,776.4
Income taxes payable	0.4	52.7	10.0
Other current liabilities	977.1	1,067.2	885.3
Total current liabilities	5,999.9	4,696.7	4,150.3
Long-term debt, net, excluding current portion	2,428.7	3,426.3	3,423.9
Operating lease liabilities, long-term	5,582.6	5,447.6	5,447.8
Deferred income taxes, net	916.7	841.1	1,107.6
Income taxes payable, long-term	19.3	22.0	18.1
Other liabilities	289.9	276.7	249.3
Total liabilities	15,237.1	14,710.4	14,397.0
Shareholders' equity	7,379.5	7,313.1	9,031.0
Total liabilities and shareholders' equity	$22,616.6	$22,023.5	$23,428.0

The February 3, 2024 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	26 Weeks Ended
	August 3, 2024	July 29, 2023
Cash flows from operating activities:
Net income	$432.5	$499.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	480.6	399.0
Provision for deferred income taxes	76.7	3.8
Stock-based compensation expense	57.5	53.2
Impairments	0.2	1.3
Other non-cash adjustments to net income	5.4	38.6

Changes in operating assets and liabilities	(50.3)	(71.5)
Total adjustments	570.1	424.4
Net cash provided by operating activities	1,002.6	923.8

Cash flows from investing activities:
Capital expenditures	(972.9)	(775.8)
Proceeds from insurance recoveries	25.8	—
Payments for fixed asset disposition	(2.9)	(5.2)
Net cash used in investing activities	(950.0)	(781.0)

Cash flows from financing activities:
Net proceeds from commercial paper notes	249.7	—
Proceeds from stock issued pursuant to stock-based compensation plans	5.7	5.5
Cash paid for taxes on exercises/vesting of stock-based compensation	(20.3)	(27.7)
Payments for repurchase of stock	(400.0)	(250.0)
Net cash used in financing activities	(164.9)	(272.2)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.5)	0.9
Net decrease in cash, cash equivalents and restricted cash	(112.8)	(128.5)
Cash, cash equivalents and restricted cash at beginning of period	757.2	711.3
Cash, cash equivalents and restricted cash at end of period	$644.4	$582.8

DOLLAR TREE, INC.
Segment Information
(Unaudited)

	13 Weeks Ended
	August 3, 2024			July 29, 2023
	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total
Store Count:
Beginning	8,520	7,877	16,397	8,153	8,266	16,419
New stores	127	28	155	48	70	118
Re-bannered stores (a)	3	—	3	2	—	2
Closings	(23)	(144)	(167)	(26)	(37)	(63)
Ending	8,627	7,761	16,388	8,177	8,299	16,476
Selling Square Footage (in millions)	75.2	59.3	134.5	70.9	62.8	133.7
Growth Rate (Square Footage)	6.1%	(5.6%)	0.6%	1.0%	3.8%	2.3%

	26 Weeks Ended
	August 3, 2024			July 29, 2023
	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total
Store Count:
Beginning	8,415	8,359	16,774	8,134	8,206	16,340
New stores	243	69	312	80	145	225
Re-bannered stores (a)	8	(10)	(2)	4	(1)	3
Closings	(39)	(657)	(696)	(41)	(51)	(92)
Ending	8,627	7,761	16,388	8,177	8,299	16,476
Selling Square Footage (in millions)	75.2	59.3	134.5	70.9	62.8	133.7
Growth Rate (Square Footage)	6.1%	(5.6%)	0.6%	1.0%	3.8%	2.3%
(a) Stores are included as re-banners when they close or open, respectively.

	52 Weeks Ended
	August 3, 2024			July 29, 2023
	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total
Sales per Square Foot (b)	$235	$225	$231	$225	$218	$222
(b) Sales per square foot is calculated based on total net sales for the reporting period divided by the average selling square footage during the period.

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

From time-to-time, the Company discloses certain financial measures not derived in accordance with GAAP. These non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purposes of analyzing operating performance, financial position, liquidity, or cash flows. The non-GAAP financial measures we have disclosed include adjusted selling, general and administrative expenses; adjusted selling, general and administrative expense rate; adjusted operating income (loss); adjusted operating income (loss) margin; adjusted net income; adjusted diluted earnings per share; adjusted effective tax rate; and free cash flow. The Company believes providing additional information in these non-GAAP measures that exclude the unusual expenses described below is beneficial to the users of its financial statements in evaluating the Company's current operating results in relation to past periods. In addition, the Company's debt covenants exclude the impact of certain unusual expenses. The Company has included a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures in the following tables.
1.) In the first quarter of fiscal 2023, the Company recorded a $30.0 million charge to its legal reserve for West Memphis-related matters. In the fourth quarter of fiscal 2023, an additional $26.7 million charge was recorded to the legal reserve for these matters. In the first quarter of fiscal 2024, the existing reserve was reduced by $2.5 million based on updated information.
2.) During the fourth quarter of fiscal 2023, we announced that we had initiated a comprehensive store portfolio optimization review which involved identifying stores for closure, relocation or re-bannering based on an evaluation of current market conditions and individual store performance, among other factors. In connection with this portfolio optimization review, we closed approximately 600 Family Dollar stores in the first half of fiscal 2024 and incurred more than $24 million of costs including severance and retention expenses for impacted associates and other related closure costs. This included the closure of approximately 110 Family Dollar stores during the second quarter of fiscal 2024 and more than $6 million of costs incurred.
3.) During the first quarter of fiscal 2024, a tornado destroyed our Dollar Tree distribution center in Marietta, Oklahoma ("DC 8"). We incurred losses for damaged inventory and property and equipment, which are fully insured and therefore not contemplated in the non-GAAP adjustments below. In the second quarter of fiscal 2024, we incurred $2.2 million of severance-related costs for employees at DC 8.
4.) During the second quarter of fiscal 2024, we announced that we had initiated a formal review of strategic alternatives for the Family Dollar segment, which could include among others, a potential sale, spin-off or other disposition of the business. During the second quarter of fiscal 2024, we incurred consulting and other expenses totaling $6.2 million related to the strategic review.
In addition, the Company discloses free cash flow, a non-GAAP financial measure that we calculate as net cash provided by operating activities less capital expenditures. The Company believes free cash flow is an important indicator of our liquidity as it measures the amount of cash we generate from our business operations. Free cash flow may not represent the amount of cash flow available for general discretionary use, because it excludes non-discretionary expenditures, such as mandatory debt repayments and required settlements of recorded and/or contingent liabilities not reflected in cash flow from operations. The Company has included a reconciliation of free cash flow to the most comparable GAAP measures in the following tables.
A reconciliation of the projected non-GAAP diluted EPS, which is a forward-looking non-GAAP financial measure, to the most directly comparable GAAP financial measure, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. GAAP measures may include the impact of such items as litigation reserves; restructuring charges; goodwill and intangible asset impairments; natural disasters; our store portfolio optimization review and strategic review of Family Dollar, and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Reconciliation of Adjusted Selling, General and Administrative Expenses	13 Weeks Ended				26 Weeks Ended
	August 3, 2024		July 29, 2023		August 3, 2024		July 29, 2023
Selling, general and administrative expenses (GAAP)	$2,017.5	27.3%	$1,852.1	25.3%	$3,951.0	26.3%	$3,667.1	25.0%
Deduct: Store Closure Costs	(6.6)	(0.1%)	—	—%	(24.1)	(0.2%)	—	—%
Add/Deduct: Legal Reserve	—	—%	—	—%	2.5	—%	(30.0)	(0.2%)
Deduct: Strategic Review Costs	(6.2)	(0.1%)	—	—%	(6.2)	—%	—	—%
Deduct: Severance	(2.2)	—%	—	—%	(2.2)	—%	—	—%
Total adjustments	(15.0)	(0.2%)	—	—%	(30.0)	(0.2%)	(30.0)	(0.2%)
Adjusted selling, general and administrative expenses (Non-GAAP)	$2,002.5	27.1%	$1,852.1	25.3%	$3,921.0	26.1%	$3,637.1	24.8%

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

Reconciliation of Adjusted Selling, General and Administrative Expenses - Dollar Tree Segment	13 Weeks Ended				26 Weeks Ended
	August 3, 2024		July 29, 2023		August 3, 2024		July 29, 2023
Selling, general and administrative expenses (GAAP)	$1,049.3	25.8%	$895.3	23.1%	$2,003.5	24.3%	$1,748.4	22.4%
Deduct: Severance	(2.2)	—%	—	—%	(2.2)	—%	—	—%
Total adjustments	(2.2)	—%	—	—%	(2.2)	—%	—	—%
Adjusted selling, general and administrative expenses (Non-GAAP)	$1,047.1	25.8%	$895.3	23.1%	$2,001.3	24.3%	$1,748.4	22.4%

Reconciliation of Adjusted Selling, General and Administrative Expenses - Family Dollar Segment	13 Weeks Ended				26 Weeks Ended
	August 3, 2024		July 29, 2023		August 3, 2024		July 29, 2023
Selling, general and administrative expenses (GAAP)	$840.7	25.4%	$832.3	24.1%	$1,678.2	24.8%	$1,667.2	24.4%
Deduct: Store Closure Costs	(4.8)	(0.1%)	—	—%	(21.6)	(0.3%)	—	—%
Add/Deduct: Legal Reserve	—	—%	—	—%	2.5	—%	(30.0)	(0.4%)
Deduct: Strategic Review Costs	(6.2)	(0.2%)	—	—%	(6.2)	(0.1%)	—	—%
Total adjustments	(11.0)	(0.3%)	—	—%	(25.3)	(0.4%)	(30.0)	(0.4%)
Adjusted selling, general and administrative expenses (Non-GAAP)	$829.7	25.1%	$832.3	24.1%	$1,652.9	24.4%	$1,637.2	24.0%

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

Reconciliation of Adjusted Operating Income	13 Weeks Ended				26 Weeks Ended
	August 3, 2024		July 29, 2023		August 3, 2024		July 29, 2023
Operating income (GAAP)	$203.1	2.8%	$287.8	3.9%	$623.7	4.2%	$707.5	4.8%
SG&A adjustments:
Add: Store Closure Costs	6.6	0.1%	—	—%	24.1	0.2%	—	—%
Add/Deduct: Legal Reserve	—	—%	—	—%	(2.5)	—%	30.0	0.2%
Add: Strategic Review Costs	6.2	0.1%	—	—%	6.2	—%	—	—%
Add: Severance	2.2	—%	—	—%	2.2	—%	—	—%
Total adjustments	15.0	0.2%	—	—%	30.0	0.2%	30.0	0.2%
Adjusted operating income (Non-GAAP)	$218.1	3.0%	$287.8	3.9%	$653.7	4.4%	$737.5	5.0%

Reconciliation of Adjusted Operating Income - Dollar Tree Segment	13 Weeks Ended				26 Weeks Ended
	August 3, 2024		July 29, 2023		August 3, 2024		July 29, 2023
Operating income (GAAP)	$342.0	8.4%	$397.8	10.3%	$864.3	10.5%	$933.5	12.0%
SG&A adjustments:
Add: Severance	2.2	—%	—	—%	2.2	—%	—	—%
Total adjustments	2.2	—%	—	—%	2.2	—%	—	—%
Adjusted operating income (Non-GAAP)	$344.2	8.4%	$397.8	10.3%	$866.5	10.5%	$933.5	12.0%

Reconciliation of Adjusted Operating Income (Loss) - Family Dollar Segment	13 Weeks Ended				26 Weeks Ended
	August 3, 2024		July 29, 2023		August 3, 2024		July 29, 2023
Operating income (loss) (GAAP)	$(14.6)	(0.4%)	$11.8	0.3%	$22.3	0.3%	$20.6	0.3%
SG&A adjustments:
Add: Store Closure Costs	4.8	0.1%	—	—%	21.6	0.3%	—	—%
Add/Deduct: Legal Reserve	—	—%	—	—%	(2.5)	—%	30.0	0.4%
Add: Strategic Review Costs	6.2	0.2%	—	—%	6.2	0.1%	—	—%
Total adjustments	11.0	0.3%	—	—%	25.3	0.4%	30.0	0.4%
Adjusted operating income (loss) (Non-GAAP)	$(3.6)	(0.1%)	$11.8	0.3%	$47.6	0.7%	$50.6	0.7%

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

Reconciliation of Adjusted Net Income	13 Weeks Ended		26 Weeks Ended
	August 3, 2024	July 29, 2023	August 3, 2024	July 29, 2023
Net income (GAAP)	$132.4	$200.4	$432.5	$499.4
SG&A adjustments:
Add: Store Closure Costs	6.6	—	24.1	—
Add/Deduct: Legal Reserve	—	—	(2.5)	30.0
Add: Strategic Review Costs	6.2	—	6.2	—
Add: Severance	2.2	—	2.2	—
Total adjustments	15.0	—	30.0	30.0
Provision for income taxes on adjustments	(4.0)	—	(7.6)	(3.9)
Adjusted net income (Non-GAAP)	$143.4	$200.4	$454.9	$525.5

Reconciliation of Adjusted Diluted Earnings Per Share	13 Weeks Ended		26 Weeks Ended
	August 3, 2024	July 29, 2023	August 3, 2024	July 29, 2023
Diluted net income per share (GAAP)	$0.62	$0.91	$2.00	$2.26
SG&A adjustments:
Add: Store Closure Costs	0.03	—	0.11	—
Add/Deduct: Legal Reserve	—	—	(0.01)	0.14
Add: Strategic Review Costs	0.03	—	0.03	—
Add: Severance	0.01	—	0.01	—
Total adjustments	0.07	—	0.14	0.14
Provision for income taxes on adjustments	(0.02)	—	(0.04)	(0.02)
Adjusted diluted net income per share (Non-GAAP)	$0.67	$0.91	$2.10	$2.38

Reconciliation of Adjusted Effective Tax Rate	13 Weeks Ended		26 Weeks Ended
	August 3, 2024	July 29, 2023	August 3, 2024	July 29, 2023
Effective tax rate (GAAP)	24.0%	24.0%	24.2%	24.0%
Add/Deduct: Tax impact of non-GAAP adjustments (c)	0.2%	—%	—%	(0.4%)
Adjusted effective tax rate (Non-GAAP)	24.2%	24.0%	24.2%	23.6%

(c) Adjustments related to the tax effect of non-GAAP adjustments, which were determined based on the nature of the underlying non-GAAP adjustments and their relevant tax rates.

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

Reconciliation of Net Cash Provided by (Used in) Operating Activities to Free Cash Flow	13 Weeks Ended		26 Weeks Ended
	August 3, 2024	July 29, 2023	August 3, 2024	July 29, 2023
Net cash provided by (used in) operating activities (GAAP)	$306.9	$171.8	$1,002.6	$923.8
Deduct:
Capital expenditures	(500.7)	(425.4)	(972.9)	(775.8)
Free cash flow (Non-GAAP)	$(193.8)	$(253.6)	$29.7	$148.0

Net cash provided by (used in) investing activities (GAAP) (d)	$(477.0)	$(428.3)	$(950.0)	$(781.0)
Net cash provided by (used in) financing activities (GAAP)	$122.9	$(104.6)	$(164.9)	$(272.2)

(d) Net cash provided by (used in) investing activities includes capital expenditures, which is included in our computation of free cash flow.